Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR NEW YORK, NEW YORK 10105 TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889 www.egsllp.com

October 6, 2025

Guident Corp.

4910 Communication Ave, Suite 150

Boca Raton, Florida 33431

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Guident Corp. a Florida corporation (the “Company”), in a public offering pursuant to the Registration Statement on Form S-1 (Registration Statement No. 333-290340) initially filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on September 17, 2025 (the “Registration Statement”), of (i) shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”) and (ii) Representative’s Warrants to purchase shares of Common Stock (each a “Representative’s Warrant”) as contemplated by the Registration Statement and (iii) shares of Common Stock issuable upon exercise of the Representative’s Warrants.

The Shares are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and between the Company and Prime Number Capital LLC on behalf of themselves and as representative to the several underwriters to be named therein. The securities are to be offered and sold in the manner described in the Registration Statement and the related prospectus included therein (the “Prospectus”).

For purposes of rendering the opinions set forth below, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion including (i) the Registration Statement, including the exhibits filed therewith, (ii) the Prospectus, (iii) the Company’s amended and restated articles of incorporation and amended and restated bylaws, as currently in effect, (iv) the form of the Second Amended and Restated Articles of Incorporation, filed as Exhibit 3.3 to the Registration Statement and the form of Second Amended and Restated Bylaws, filed as Exhibit 3.5 to the Registration Statement, each of which will be in effect upon closing of the offering contemplated by the Registration Statement, (v) the form of Underwriting Agreement, (vi) the form of Representative’s Warrant, and (vii) the corporate resolutions and other actions of the Company that authorize and provide for the filing of the Registration Statement, and we have made such other investigation as we have deemed appropriate. We have not independently established any of the facts so relied on.

We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have also assumed that all of the shares of Common Stock issuable or eligible for issuance pursuant to exercise of the Representative’s Warrants following the date hereof will be issued for not less than par value.

Based on the foregoing, we are of the opinion that:

1. Common Stock. When the Registration Statement becomes effective under the Act and when the offering is completed as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

2. Representative’s Warrants. When the Registration Statement becomes effective under the Act and when the Representative’s Warrants are issued and delivered, as contemplated by the Registration Statement, each such Representative’s Warrant will be legally binding obligations of the Company enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Representative’s Warrant.

3. Common Stock underlying Representative’s Warrants: When the Registration Statement becomes effective under the Act and when the offering is completed as contemplated by the Registration Statement, the shares of common stock issuable upon exercise of the Representative’s Warrants will be validly issued, fully paid and non-assessable.

We express no opinion as to matters governed by any laws other than the Florida Business Corporation Act and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP
Ellenoff Grossman & Schole LLP